    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2002
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                  QUOVADX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                  6400 S. FIDDLER'S GREEN CIRCLE             85-0373486
(STATE OR OTHER JURISDICTION OF               SUITE 1000                     (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        ENGLEWOOD, COLORADO 80111          IDENTIFICATION NUMBER)
                                            (303) 488-2019

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                             LINDA K. WACKWITZ, ESQ.
                          EXECUTIVE VICE PRESIDENT AND
                                 GENERAL COUNSEL
                                  QUOVADX, INC.
                         6400 S. FIDDLER'S GREEN CIRCLE
                                   SUITE 1000
                            ENGLEWOOD, COLORADO 80111
                                 (303) 488-2019
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------

                                   Copies to:
                            ARTHUR SCHNEIDERMAN, ESQ.
                             KATHLEEN B. BLOCH, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED                REGISTERED           PER SHARE*                PRICE           REGISTRATION FEE
----------------------------------------- ---------------------- ---------------------- ---------------------- -------------------
Common Stock $0.01 par value..........            201,794               $6.90                $1,392,379             $129
==================================================================================================================================

* Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on January 17, 2002, in accordance with Rule 457(c) under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT SHALL ACT AS A POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT NO. 333-65280 ON FORM S-1 (AS PREVIOUSLY AMENDED BY POST-EFFECTIVE AMENDMENT NO. 1 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2001).

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 23, 2002


PROSPECTUS


                                 [QUOVADX LOGO]


                                 794,246 SHARES

                                  COMMON STOCK



         This prospectus relates to the public offering of up to 794,246 shares of common stock of Quovadx, Inc., which may be sold from time to time by the selling stockholders named in this prospectus.

         The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" on page 14. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

         We will not receive any of the proceeds from the sale of the shares although we have paid the expenses of preparing this prospectus and the related registration expenses.

         Our common stock is quoted on the Nasdaq National Market under the symbol "QVDX." The last reported sales price of our common stock on the Nasdaq National Market on January 17, 2002 was $7.65 per share.

                                 ---------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 ---------------



         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THIS PROSPECTUS IS DATED       , 2002.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Quovadx, Inc..................................................................3
Use of Proceeds...............................................................3
Special Note Regarding Forward-Looking Statements.............................3
Risk Factors..................................................................4
Selling Stockholders.........................................................13
Plan of Distribution.........................................................14
Where You Can Find More Information..........................................15
Documents Incorporated by Reference..........................................16
Legal Matters................................................................17
Experts  ....................................................................17



         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                  QUOVADX, INC.

         Quovadx, Inc. provides total business infrastructure and integration solutions in healthcare utilizing enterprise software and deep domain expertise. We offer professional services, the QDX ENTERPRISE PLATFORM(TM) for total business integration, a full suite of integration and process management products based on leading technologies, and Process Management Services for hosting and solution support. We have developed a scalable, end-to-end business infrastructure and integration software platform, the QDX ENTERPRISE PLATFORM, using extensible mark-up language (XML). Utilizing the QDX ENTERPRISE PLATFORM, we design, develop and host custom healthcare Web sites, known as portals, for payors, providers and other healthcare industry participants. Through these portals, we link healthcare providers, payors, and other industry participants into a community to create an Internet exchange. We use the QDX ENTERPRISE PLATFORM to deliver a broad range of applications, services, and electronic product offerings that streamline and automate high-volume, data-intensive transactions and processes.

         We completed our initial public offering in February 2000 as XCare.net, Inc. In September 2001, we changed our name to Quovadx, Inc. Our principal offices are located at 6400 S. Fiddler's Green Circle, Suite 1000, Englewood, Colorado 80111, and our telephone number is (800) 723-3033. References in this prospectus to "Quovadx," "we," "us" and "our" refer to Quovadx, Inc. and its subsidiaries unless the context requires otherwise.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares being offered by the selling stockholders. All proceeds from the sale of Quovadx common stock will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" below.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents incorporated into this prospectus by reference, contain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that state or imply that a future event or outcome will occur such as "is expected," "is anticipated" or "will." These statements include statements relating to our business, results of operations and financial condition. As you read this prospectus and the documents incorporated into this prospectus by reference, and evaluate an investment in our common stock, you should keep in mind that forward-looking statements are not predictions or guarantees of our future performance. The forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements, including the risks described in the section entitled "Risk Factors" beginning on page 4.

                                  RISK FACTORS

         An investment in Quovadx common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock. The risks set out below are not the only risks we face.

         If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of the common stock could decline, and you may lose all or part of your investment.

WE HAVE HISTORICALLY INCURRED LOSSES AND WE MAY NOT BE ABLE TO SUSTAIN PROFITABILITY.

         Although we were profitable for the quarter ended September 30, 2001, we incurred losses for the years ended December 31, 2000, 1999 and 1998. As of September 30, 2001, we had an accumulated deficit of $36.0 million. Since we began developing and marketing our Internet-based healthcare products and services in early 1999, we have funded our business primarily by borrowing funds and from the sale of our stock, not from cash generated by our business. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. As a result, we may experience losses and negative cash flows in the future. Factors which may prevent us from achieving or maintaining profitability and cause our stock price to decline include the demand for and acceptance of our products, product enhancements and services, and our ability to attract new customers, as well as a number of other factors described elsewhere in this section.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, CAUSING OUR SHARE PRICE TO DECLINE.

         Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate in the future depending on a number of factors described below and elsewhere in this section, including: any delay in the introduction of new applications, services and product offerings and enhancements of existing solutions; the loss of a major customer; reductions in the average selling prices of our applications, services and product offerings; cost pressures from shortages of skilled technical employees, increased product development and engineering expenditures; and changes in industry market conditions.

         Due to the factors described above and other factors, our quarterly results could fluctuate substantially in the future, and quarterly comparisons may not indicate reliable trends of future performance. If our operating results do not meet the expectations of securities analysts and investors, our share price is likely to decline.

ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

         We have made several business acquisitions since October 2000: in the fourth quarter of 2000 we acquired Integrated Media, Inc. and United/HealthScope, Inc. (d/b/a Advica Health Resources); in the second quarter of 2001 we acquired Confer Software, Inc; in the third quarter of 2001 we acquired Healthcare.com Corporation; and in the fourth quarter of 2001 we acquired Pixel Innovations Ltd.

         Our future success will depend, to a great extent, on our ability to smoothly integrate these acquired entities. In addition, these acquisitions, either individually or as a whole, could divert our attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets and integrating these new entities. Further, the integration of these entities may cause us to lose key employees.

Integrating newly acquired organizations and technologies into Quovadx may be expensive, time consuming and may strain our resources. In addition, we may lose our current customers if any acquired companies have relationships with competitors of our customers. Consequently, we may not be successful in integrating these acquired businesses or technologies and may not achieve anticipated revenue and cost benefits.

         Quovadx has paid for some of these recent acquisitions by issuing additional common stock, which has diluted its stockholders. We may continue to finance our future acquisitions through the issuance of additional common stock. To the extent we do so, your potential investment in the combined company may be diluted. We may also opt to use cash to buy companies or technologies in the future. If we use cash, we may need to incur debt to pay for these future acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we may be required to write-off significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our results of operations. If we fail to execute our acquisition strategy successfully, for any reason, our business will suffer significantly.

A SLOWING ECONOMY, ECONOMIC UNCERTAINTY AND REDUCTIONS IN INFORMATION TECHNOLOGY SPENDING MAY NEGATIVELY AFFECT OUR REVENUES.

         Our revenues may be negatively affected by the increasingly uncertain economic conditions in the general market and in the markets for our products. Capital spending in the information sector generally has decreased in the past 12 months, and many of our customers and potential customers have experienced declines in their revenues and operations. In addition, the terrorist acts of September 11, 2001 and subsequent terrorist activities have contributed to an uncertain economic environment and we cannot predict the impact of these events, or of any related military action, on our customers or business. Due to the general economic uncertainty, some companies may further reduce their budgets for spending on information technology and business software. As a consequence, our sales cycle may become longer with some customers, and other prospective customers may postpone, reduce, or even forego the purchase of our products and services, which could negatively affect our revenues.

IF WE CANNOT MAINTAIN OUR RELATIONSHIPS WITH ESTABLISHED HEALTHCARE INDUSTRY PARTICIPANTS, OUR APPLICATIONS, SERVICES AND PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE.

         Relationships with established healthcare industry participants are critical to our success. These relationships include customer, vendor, distributor and co-marketer relationships. To date, we have established a number of these relationships. Once we have established a relationship with an established healthcare industry participant, we rely on that participant's ability to assist us in generating increased acceptance and use of our applications, services and product offerings. We have limited experience in maintaining relationships with healthcare industry participants. Additionally, the other parties to these relationships may not view these relationships with us as significant to their own business, and they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit them from competing against us directly or from contracting with our competitors. We cannot guarantee that any such party will perform its obligations as agreed or contemplated or that we would be able to specifically enforce any agreement with it. Our arrangements generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of the other party. Therefore, we cannot guarantee that these relationships will be successful. If we were to lose any of these relationships, or if the other parties were to fail to collaborate with us to pursue additional business relationships, we would not be able to execute our business plans and our business would suffer significantly. Moreover, we may not experience increased use of our applications, services and product offerings even if we establish and maintain these relationships.

IF THE HEALTHCARE INDUSTRY DOES NOT ACCEPT THE NEED FOR A COMMON TECHNOLOGY PLATFORM, OUR BUSINESS MAY NOT GROW.

         To be successful and to grow, we must attract a significant number of customers throughout the healthcare industry. To date, the healthcare industry has been resistant to adopting new information technology applications, services and product offerings. Electronic information exchange and transaction processing by the healthcare industry is still developing. Complexities in the nature of healthcare transactions and lack of a common technology platform are significant issues in the development and acceptance of information technology applications, services and product offerings by the industry. There are currently hundreds of different incompatible hardware, software and database components. If healthcare industry participants do not accept the need to integrate pre-existing information technology components, the market for our applications and services would not develop and our business may not grow.

IF PHYSICIANS AND OTHER HEALTHCARE PROVIDERS DO NOT ACCEPT INTERNET-BASED WORKFLOW MODIFICATIONS, THE MARKET FOR OUR PRODUCTS MAY NOT GROW.

         Acceptance of Internet technology by physicians and other providers into daily administrative and clinical workflow is a key factor in our ability to meet our anticipated deployment levels for transaction services and process automation components. However, without the acceptance by physicians and providers of workflow modifications, new installation projects, such as our applications, services and product offerings, may be stalled.

IF XML FAILS TO BECOME A STANDARD DATA EXCHANGE PROTOCOL FOR THE INTERNET, THE MARKETABILITY OF OUR PRODUCTS MAY BE LIMITED.

         Several of our products, including our QDX ENTERPRISE PLATFORM(TM), operate with the extensible mark-up language, or XML. The failure of XML to become established would seriously impede the marketability of many of our products and force us to adapt our products to other data exchange protocols. Any such adaptation would entail substantial costs, would require substantial time and effort, and might not lead to marketable or competitive products. In addition, if incompatible versions of the XML standard arise in the market, the market for XML-based applications may grow slowly or not at all. If the version of XML for which we have developed applications, services and product offerings does not gain widespread acceptance, we will have to adapt our products to another version of XML, which will cause delays in shipments of our application and product offerings and impede our ability to provide services.

OUR REVENUE IS CONCENTRATED IN A FEW CUSTOMERS, WHICH PUTS OUR REVENUE AT RISK.

         We receive a substantial majority of our revenue from a limited number of customers. For the nine months ended September 30, 2001, our top five customers accounted for 70% of revenue. For the nine months ended September 30, 2000, our top five customers accounted for 48% of revenue. We expect that a significant portion of our revenue will continue to depend on sales to a small number of customers. If we do not generate as much revenue from these major customers as we expect to, or if we lose certain of them as customers, our total revenue may be significantly reduced.

IF OUR TRANSACTION HOSTING SERVICES SUFFER INTERRUPTIONS, OUR BUSINESS AND REPUTATION COULD BE HARMED.

         In the past, our customers have experienced some interruptions with our transaction hosting services. Similar interruptions may continue to occur from time to time. These interruptions could be due to hardware and operating system failures. We currently process substantially all of our customer transactions and data at our facility in Albuquerque, New Mexico. Although we have safeguards for emergencies, we do not have back-up facilities to process information if this facility is not functioning. The occurrence of a major catastrophic event or other system failure at our Albuquerque, New Mexico facility could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our applications, services and product offerings.

         We expect a large portion of our revenue to be derived from customers who use our transaction hosting services. As a result, our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our hosting. We expect to experience occasional temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our business and reputation could be seriously harmed.

IF SECURITY OF OUR CUSTOMER AND PATIENT INFORMATION IS COMPROMISED, PATIENT CARE COULD SUFFER, WE COULD BE LIABLE FOR DAMAGES AND OUR REPUTATION COULD DECLINE.

         We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If we fail to meet our clients' expectations, we could be liable for damages and our reputation could suffer. In addition, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. Our insurance may not protect us from this risk.

OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL APPLICATIONS, SERVICES AND PRODUCT OFFERINGS.

         Competition could seriously harm our ability to sell additional products and services. Potential competitors fall primarily into three categories: healthcare Internet companies focused on providing connectivity and transactions within business-to-business and business-to-consumer frameworks; traditional healthcare information system vendors who seek to extend the services of their core products using Internet-based technology; and traditional managed care information system and outsourcing vendors who are focusing on extending the services of their core products to the Internet. In addition, from time to time our customers may develop applications, services and product offerings competitive with those offered by us. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may develop and successfully market Internet-based healthcare products and services in a manner that could have an adverse effect on our business model.

IF WE CANNOT EXPAND OUR MANAGEMENT SYSTEMS AND NETWORK INFRASTRUCTURE, WE MAY EXPERIENCE DELAYS IN THE GROWTH OF OUR BUSINESS.

         In order to grow, we intend to rapidly expand our management, product development, testing, network operations, marketing, sales and customer service personnel over the next year. This growth has and will continue to place a significant strain on our managerial, operational, financial and information systems resources. We may not be able to effectively manage expansion of our operations; and our facilities, systems, procedures or controls may not be adequate to support our operations. Moreover, our systems may not accommodate increased use while maintaining acceptable overall performance.

         As we grow, we will also need to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. So far, we have processed a limited number and variety of transactions over our network infrastructure and only a limited number of healthcare participants use our infrastructure. Many of our service agreements contain performance standards. If we fail to meet these standards, our customers could terminate their agreements with us. The loss of any of our service agreements would cause a decline in our revenues. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost, or at all.

IF OUR OPERATING RESULTS VARY SIGNIFICANTLY DUE TO THE LENGTHY SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS AND SERVICES, OUR REVENUES MAY BE DELAYED AND OUR RESULTS OF OPERATIONS AND SHARE PRICE MAY FLUCTUATE.

         Because our applications, services and product offerings have lengthy sales and implementation cycles, it is difficult for us to forecast the timing and recognition of revenues from sales of our applications, services and product offerings. Since we are unable to control many of the factors that will influence our customers' buying decisions, the lengthy sales cycle could cause our operating results to be below the expectations of analysts and investors.

         A key element of our strategy is to market our applications, services and product offerings to large organizations with significant data management and access needs. The sales process normally involves a significant evaluation process, and commitment of budgets may be subject to delays due to a customer's internal procedures for approving new expenditures and deploying new technologies. The period between initial customer contact and a purchase order typically ranges between three to nine months.

         In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our applications, services and product offerings, which may cause additional delays during the evaluation and acceptance process. Our long and unpredictable sales cycle can result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures, which together may contribute to fluctuations in our results of operations and share price.

WE MAY LOSE EXISTING CUSTOMERS OR BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW APPLICATIONS, SERVICES AND PRODUCTS OR IF THESE SOLUTIONS DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES.

         Technologies are evolving rapidly and the technology used by any business that relies heavily on the Internet is subject to rapid change and obsolescence. If we are not able to maintain and improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and achieve market acceptance, we may lose existing customers or be unable to attract new customers. We may not be successful in developing and marketing product enhancements or new products that respond to technological advances by others on a timely or cost-effective basis. In addition, such applications, services and product offerings may contain licensed components, which may be difficult to integrate or may cause the solutions to be ineffective. These products, if developed, may not achieve market acceptance. Any delays or problems in the installation or implementation of new products or services may cause customers to forego purchases from us and could cause them to purchase from our competitors.

IF COMPLIANCE WITH GOVERNMENT REGULATION OF HEALTHCARE BECOMES COSTLY AND DIFFICULT FOR OUR CUSTOMERS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

         Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels, some of which are, and others of which may be, applicable to our business. Furthermore, our healthcare service provider, payer and plan customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

         The healthcare market itself is highly regulated and subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operations of healthcare organizations. Changes in current healthcare financing and reimbursement systems, such as modifications which may be required by the Health Insurance Portability and Accountability Act of 1996, may cause us to make unplanned enhancements of software applications or services, result in delays or cancellations of orders, or result in the revocation of endorsement of our applications and services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare market participants operate. Healthcare market participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. We do not know what effect any proposals would have on our business.

BECAUSE WE PROVIDE UTILIZATION REVIEW SERVICES, WE MAY BE LIABLE FOR THE DENIAL OF PAYMENTS FOR MEDICAL CLAIMS OR MEDICAL SERVICES.

         One of the functions of our applications is automatic adjudication of whether a claim for payment or service should be denied or whether existing coverage should be continued based upon particular plans, contracts and industry-standard, clinical-support criteria. Our payor customers are ultimately responsible for deciding whether to deny claims for payment or medical services. It is possible, however, that our customers may assert that we are liable for denying payment of covered medical claims or medical service. The contractual protections included in our customer contracts and our insurance coverage may not be sufficient to protect us against such liability.

IF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL DO NOT REMAIN WITH US, WE MAY EXPERIENCE DIFFICULTY IN ATTRACTING AND RETAINING QUALIFIED PERSONNEL.

         Our future success depends upon the continued service of our executive officers and other key employees as well as our ability to hire a significant number of new employees. In particular, it would be difficult for us to replace the services of our President and Chief Executive Officer, Lorine Sweeney. In addition, we are particularly dependent on the continued services of software developers with programming skills in extensible mark-up language, Java and Oracle. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. None of our executive officers or key personnel has employment agreements with us, except for standard agreements we have with all of our employees providing for confidentiality and invention assignment obligations.

WE MAY FACE PRODUCT-RELATED LIABILITIES THAT COULD FORCE US TO PAY DAMAGES, WHICH WOULD HURT OUR REPUTATION.

         Although we and our customers test our applications, services and product offerings, they may contain defects or result in system failures. These defects or problems could result in the loss of or delay in generating revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation or increased insurance costs.

         Our contracts limit our liability arising from our errors; however, these provisions may not be enforceable and may not protect us from liability. While we have general liability insurance that we believe is adequate, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our financial condition could be materially harmed.

IF WE DO NOT ESTABLISH AND MAINTAIN OUR BRAND, OUR REPUTATION COULD BE ADVERSELY AFFECTED.

         In order to increase our customer base and expand our online traffic, we must establish, maintain and strengthen our brand. For us to be successful in establishing our brand, healthcare professionals must perceive us as offering quality, cost-effective, communications, information and administrative services. Our reputation and brand name could be harmed if we experience difficulties in introducing new applications, services and product offerings, if these applications, services and product offerings are not accepted by customers, if we are required to discontinue existing applications, services and product offerings or if our products and services do not function properly.

OUR GROWTH AND OPERATING RESULTS WOULD BE IMPAIRED IF WE WERE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

         We expect our current cash resources will be sufficient to meet our requirements for the next 18 months. However, we expect that we may experience negative cash flow in the near term. Accordingly, we may need to raise additional capital to support expansion, develop new or enhanced applications, services and product offerings, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We cannot assure you that we will be able to raise any additional amounts on reasonable terms, or at all, if they are needed.

IF OUR PROPRIETARY TECHNOLOGY IS SUBJECTED TO INFRINGEMENT CLAIMS, WE MAY HAVE TO PAY DAMAGES OR SEEK A LICENSE FROM THIRD PARTIES, WHICH COULD DELAY SALES OF OUR PRODUCTS, AND IF OUR PROPRIETARY TECHNOLOGY IS INFRINGED UPON, WE MAY EXPERIENCE LOSSES.

         Our intellectual property is important to our business. We may be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlap with competitive offerings. These claims, whether or not meritorious, could be expensive, divert our attention from operating our company, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could seriously harm our business, financial condition and results of operations. If we become liable to third parties for infringing on their intellectual property rights, we would be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. In the event an intellectual property claim against us was successful and we could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, our business, financial condition and results of operations would be seriously harmed.

         In addition, we may not be able to protect against misappropriation of our intellectual property. Third parties may infringe upon our intellectual property rights, we may not detect this unauthorized use and we may be unable to enforce our rights.

WE RELY ON THIRD PARTIES FOR TECHNOLOGY IN OUR PRODUCTS. IF WE CANNOT MAINTAIN LICENSES TO KEY THIRD-PARTY SOFTWARE, SHIPMENTS OF OUR PRODUCTS COULD BE DELAYED UNTIL EQUIVALENT SOFTWARE CAN BE DEVELOPED OR LICENSED AND/OR INTEGRATED INTO OUR PRODUCTS. FURTHER, THE FAILURE OF THIRD PARTY VENDORS TO PROVIDE TECHNOLOGY NECESSARY FOR OUR PRODUCTS TO FUNCTION PROPERLY MAY PUT OUR REVENUES AT RISK.

         We depend upon third-party suppliers and licensors to provide software that is incorporated in certain of our products and the products that we distribute. We do not have control over the scheduling and quality of work of such third-party software suppliers and licensors. Additionally, the third-party software may not continue to be available to us on commercially reasonable terms, if at all. Our agreements to license certain third-party software will terminate after specified dates unless they are renewed. We anticipate that we will sell multiple products to the same customers. Problems with the third party technology in one product may adversely affect sales of other products to the same customer.

OUR PRODUCTS MAY BE AFFECTED BY UNKNOWN SOFTWARE DEFECTS.

         Our products depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when enhancements or new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current products or enhancements until after they are deployed. To date, Quovadx has not experienced any material software defects, however it is possible that, despite continued testing, defects may occur in our software. These defects could cause performance interruptions, which could damage our reputation with existing or potential customers, increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer.

IF WE ARE NOT ABLE TO PROTECT AND ENFORCE OUR TRADE NAMES, INTERNET ADDRESS AND INTELLECTUAL PROPERTY RIGHTS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY SUFFER.

         We seek to protect our brand and our other intellectual property through a combination of copyright, trade secret and trademark laws. Quovadx has recently filed federal trademark applications for "Quovadx," "Solution Channels" and "the Business to Business Platform for eHealth." We cannot guarantee that any of these trademark applications will be granted. If we are unable to secure registration of these marks or otherwise obtain the right to use these marks under contract or common law, we may be required to stop using these marks. This could cause confusion to our customers and in the marketplace and harm our business, financial condition and results of operations.

         In addition, our future success and ability to compete in our markets depend in part on our proprietary rights to products and services, which we develop. We rely on copyright, trademark and trade secret laws and contractual restrictions. We also expect to rely on patents to protect our proprietary technology and to rely on similar proprietary rights of any of our technology providers. Presently, Quovadx has filed a patent application to protect certain of its proprietary technology. We cannot assure you that such application will be approved or, if approved, will be effective in protecting our proprietary technology. We enter into confidentiality agreements with all of our employees, as well as with our customers and potential customers seeking proprietary information, and limit access to and distribution of our software, documentation and other proprietary information.

         Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain foreign countries do not protect our rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. We cannot assure you that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of our resources.

GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS MAY IMPACT OUR BUSINESS BY DIRECTLY OR INDIRECTLY INCREASING OUR COSTS.

         We provide Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. We currently are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses generally.

         However, in the future we could become subject to regulation by the Federal Communications Commission or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and Universal Service Fund support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could harm our business and financial results.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

         On July 12, 2000, the Company's Board of Directors approved a preferred stock rights agreement. This plan is not intended to prevent a takeover, but to protect and maximize the value of shareholders' interests. In addition, provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE MAY BE SUBJECT TO LITIGATION IF OUR COMMON STOCK PRICE IS VOLATILE.

         In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources, which would harm our business, financial condition, and results of operations. Any adverse determination in this litigation could also subject us to significant liabilities.

                              SELLING STOCKHOLDERS

         The table below lists the selling stockholders and other information regarding their beneficial ownership of the shares of common stock.

         The second column lists, for each selling stockholder, the number of shares of common stock beneficially owned by that selling stockholder on December 31, 2001. The third column lists each selling stockholder's portion of the 794,246 shares of common stock being offered by this prospectus. We cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may decide to sell all, some or none of their shares from time to time.

         Except for their ownership of common stock, none of the selling stockholders, other than Francis Carden, has had any material relationship with us within the past three years. Francis Carden was the chief executive and sole stockholder of Pixel Innovations Ltd. Quovadx (and Healthcare.com Corporation, before its acquisition by Quovadx) was party to a reseller agreement with Pixel USA, Inc., a wholly-owned subsidiary of Pixel Innovations, Ltd. Quovadx acquired Pixel Innovations Ltd in December 2001, and Pixel Innovations Ltd. is now a wholly-owned subsidiary of Quovadx.

                                                                        NUMBER OF          NUMBER OF SHARES
       NAME OF SELLING STOCKHOLDER                                     SHARES HELD           BEING OFFERED
       ---------------------------                                     -----------         ----------------
       Francis Carden.........................................            201,794               201,794
       Mayfield VII...........................................             89,392                89,392
       Mayfield Associates Fund...............................              4,705                 4,705
       HC Trust...............................................              9,089                 9,089
       LiveOak................................................             87,989                87,989
       Salix..................................................             51,418                51,418
       CGJR Health Care Services..............................              6,275                 6,275
       ADI Partners...........................................              3,116                 3,116
       Frazier Healthcare II..................................              7,035                 7,035
       Frazier Healthcare III.................................             81,468                81,468
       Frazier Affiliates III.................................                612                   612
       RS Investment Management...............................              3,864                 3,864
       RS & Co................................................             21,896                21,896
       Crabtree Ventures......................................             14,726                14,726
       Goldman Sachs Group....................................             37,241                37,241
       Stone Street Fund 1999.................................              1,552                 1,552
       Rho Management Trust...................................            101,105               101,105
       CIBC WMC...............................................             31,557                31,557
       CIBC Employee Private Equity...........................             10,519                10,519
       First Consulting Group.................................             16,830                16,830
       Mandato Family Trust...................................             11,726                11,726
       Russell Hirsch.........................................                337                   337
                                                                          -------               -------
              Total...........................................            794,246               794,246

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time directly by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services, or (iv) through the writing of options. In connection with sales of the shares or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver the shares to close out such short positions, or loan or pledge the shares to brokers or dealers that in turn may sell such securities.

         The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by Quovadx. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, the specific shares of common stock to be sold, the name of the selling stockholder, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

         We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as selling commissions or similar fees and stock transfer taxes relating to the sale of the shares.

         The agreements to which we are parties with the selling stockholders provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and that the selling stockholders will indemnify us against certain liabilities, including liabilities under the Securities Act.

         The selling stockholders have agreed not to sell the shares pursuant to this prospectus during certain periods and under certain circumstances in accordance with the terms of the registration rights agreement by and between Quovadx and the selling stockholders.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholders will sell any or all of the shares of Quovadx common stock offered by it hereunder.

                       WHERE YOU CAN FIND MORE INFORMATION

         The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

         Requests for documents should be directed to:

                                  Quovadx, Inc.
                                  Attention: Investor Relations
                                  6400 S. Fiddler's Green Circle
                                  Suite 1000
                                  Englewood, Colorado 80111
                                  (800) 723-3033

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

                Judiciary Plaza                         Citicorp Center
                Room 1024                               500 West Madison Street
                450 Fifth Street, N.W.                  Suite 1400
                Washington, D.C. 20549                  Chicago, Illinois 60661

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and other information regarding Quovadx. The address of the Securities and Exchange Commission Internet site is http://www.sec.gov.

         Reports, proxy statements and other information regarding us may also be inspected at:

                               The National Association of
                               Securities Dealers
                               1735K Street, N.W.
                               Washington, D.C. 20006

         We have filed registration statements under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of such registration statements. This prospectus does not contain all of the information set forth in the registration statements because certain parts of the registration statements are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statements are available for inspection and copying as set forth above.

                       DOCUMENTS INCORPORATED BY REFERENCE

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT. TO OBTAIN THESE ADDITIONAL DOCUMENTS, SEE "WHERE YOU CAN FIND MORE INFORMATION."

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Securities and Exchange Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on April 2, 2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the Securities and Exchange Commission on May 11, 2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the Securities and Exchange Commission on August 14, 2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the Securities and Exchange Commission on November 13, 2001;

         o Our Current Reports on Forms 8-K and 8-K/A filed with the Securities and Exchange Commission on January 22, February 6, April 18, May 18, June 21, July 31, August 27, October 16 and October 26, 2001;

         o Our proxy statement for our 2001 Annual Stockholders Meeting, filed with the Securities and Exchange Commission on May 18, 2001;

         o All reports and documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the completion of the offering; and

         o The description of our common stock from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 1, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

         ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED HEREIN BY REFERENCE WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT IS DEEMED TO BE INCORPORATED HEREIN BY REFERENCE MODIFIES OR SUPERSEDES THE STATEMENT. ANY STATEMENT SO MODIFIED OR

SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

                                  LEGAL MATTERS

         The validity of the issuance of shares of Quovadx common stock offered by this prospectus will be passed upon for Quovadx by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur F. Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is the Secretary of Quovadx.


                                     EXPERTS

         The consolidated financial statements of Quovadx, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Quovadx, Inc. (formally XCare.net) for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Confer Software, Inc. as of December 31, 2000 and 1999 and for the years then ended incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Healthcare.com Corporation and its subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The aggregate estimated expenses to be paid by the Registrant in connection with this offering are as follows:

        Securities and Exchange Commission registration fee..................................       $    192
        Printing expenses....................................................................       $  1,000
        Transfer agent fees..................................................................       $  1,000
        Legal fees and expenses..............................................................       $  5,000
        Accounting fees and expenses.........................................................       $ 10,000
                                                                                                    --------
             TOTAL...........................................................................       $ 17,192
                                                                                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF QUOVADX

         Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         The certificate of incorporation, as amended, and bylaws, as amended, of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 16.  EXHIBITS

         The following exhibits are filed herewith or incorporated by reference herein:

        EXHIBIT
         NUMBER                        EXHIBIT TITLE

          4.1 Registration Rights Agreement dated as of December 14, 2001 by and between Quovadx, Inc. and Francis Carden.

          5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

         23.1     Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

         23.2     Consent of Ernst & Young, LLP, Independent Auditors.

         23.3     Consent of KPMG LLP.

         23.4 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

         24.1 Power of Attorney of certain directors and officers of Quovadx, Inc. (see page II-4 of this Form S-3).

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 18, 2002.

                                       QUOVADX, INC.

                                       By:    /s/ Gary T. Scherping
                                            ------------------------------------
                                       Name:  Gary T. Scherping
                                       Title: Executive Vice President and Chief
                                              Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Lorine R. Sweeney, Gary T. Scherping and Linda K. Wackwitz and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                    NAME                                          TITLE                                  DATE
                    ----                                          -----                                  ----
           /s/ Lorine R. Sweeney              President and Chief Executive Officer (Principal      January 18, 2002
--------------------------------------------     Executive Officer) and Director
             Lorine R. Sweeney

           /s/ Gary T. Scherping              Executive Vice President and Chief Financial          January 18, 2002
--------------------------------------------     Officer (Principal Financial Officer and
             Gary T. Scherping                   Principal Accounting Officer)

           /s/ Jeffrey M. Krauss              Chairman and Director                                 January 18, 2002
--------------------------------------------
             Jeffrey M. Krauss

           /s/ Robert I. Murrie               Director                                              January 18, 2002
--------------------------------- ----------
              Robert I. Murrie

            /s/ Andrew Cowherd                Director                                              January 18, 2002
--------------------------------------------
               Andrew Cowherd

                    NAME                                   TITLE                                 DATE
                    ----                                   -----                                 ----
            /s/ James B. Hoover                           Director                          January 18, 2002
--------------------------------------------
              James B. Hoover

                                                          Director                          January __, 2002
--------------------------------------------
               Fred L. Brown

              /s/ Jim Gilbert                             Director                          January 18, 2002
--------------------------------------------
                Jim Gilbert

                                                          Director                          January __, 2002
--------------------------------------------
               Joseph Bleser

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                        DESCRIPTION
        -------                        -----------
          4.1     Registration Rights Agreement dated as of December 14, 2001 by and between Quovadx, Inc. and Francis Carden.

          5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation.

         23.1     Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

         23.2     Consent of Ernst & Young, LLP, Independent Auditors.

         23.3     Consent of KPMG LLP.

         23.4     Consent of Wilson Sonsini Goodrich & Rosati, Professional
                  Corporation (included in Exhibit 5.1).

         24.1 Power of Attorney of certain directors and officers of Quovadx, Inc. (see page II-4 of this Form S-3).